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Exhibit 11


                               G&L Realty Corp.
                       Computation of Per Share Earnings
                         Quarterly Report on Form 10-Q
                              September 30, 1999
                     (In thousands, except per share data)

                                                         Three Months Ended      Nine Months Ended
                                                           September 30,           September 30,
                                                           -------------           -------------
                                                          1999       1998        1999        1998
                                                          ----       ----        ----        ----
Net (Loss) Income                                       $(4,250)    $2,434     $(1,184)    $ 7,397

Less: Preferred Dividends
  10.25% Series A Cumulative Preferred                     (958)      (958)     (2,874)     (3,043)
  9.8% Series B Cumulative Preferred                       (845)      (845)     (2,535)     (2,535)
                                                        -------     ------     -------     -------
Net (loss) income available to common shareholders      $(6,053)    $  631     $(6,593)    $ 1,819
                                                        =======     ======     =======     =======
Options outstanding                                         214        234         214         234
                                                        =======     ======     =======     =======
Weighted average exercise price                         $ 14.49     $14.61     $ 14.49     $ 14.61
                                                        =======     ======     =======     =======
Proceeds upon exercise of options                       $ 3,101     $3,419     $ 3,101     $ 3,419
                                                        =======     ======     =======     =======
Treasury stock shares                                       205        199         202         184
                                                        =======     ======     =======     =======
Common share equivalents                                      9         35          12          50
Average shares outstanding                                3,889      4,090       3,934       4,112
                                                        -------     ------     -------     -------
Total common and common share equivalents outstanding     3,898      4,125       3,946       4,162
                                                        =======     ======     =======     =======
Per share earnings data:
------------------------

Basic                                                   $ (1.56)    $ 0.15     $ (1.68)    $  0.48
                                                        =======     ======     =======     =======
Fully diluted                                           $ (1.56)    $ 0.15     $ (1.68)    $  0.48
                                                        =======     ======     =======     =======
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